Exhibit 4.2

[###] Certain information in this document has been omitted pursuant to Regulation S-K, Item 601(a)(6) because it contains personally identifiable information.
AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT
THIS AMENDED AND RESTATED INVESTORS' RIGHTS AGREEMENT (this “Agreement”) is made as of the 18th day of July, 2021 by and among Riskified Ltd., an Israeli company (the “Company”), the Founders of the Company listed in Schedule A hereto, the investor(s) listed in Schedule B hereto (the “Investors”) and the additional parties who may become parties to this Agreement pursuant to Section 6.10 and that would be listed in Schedule C.
W I T N E S S E T H:
WHEREAS, the Company, the Investors and the Founders are parties to that certain Amended and Restated Investors’ Rights Agreement dated as of October 28, 2019 (the “Prior Agreement”), and desire to amend, restate and terminate the Prior Agreement in its entirety and to accept the rights and obligations created pursuant to this Agreement, in lieu of the rights and obligations granted to them under the Prior Agreement;
WHEREAS, Section 6.7 of the Prior Agreement provides that the Prior Agreement may be amended only by a written instrument signed by the Company and holders of a majority of the Preferred Registrable Securities, and the Investors who have executed and delivered this Agreement constitute such applicable majority of Registrable Securities holders as of the date hereof.
NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:
1.Registration Rights. The Company covenants and agrees as follows:
1.1.Definitions. For purposes of this Section 1:
(a)The term “Act” means the U.S. Securities Act of 1933, as amended.
(b)The term “Adverse Disclosure” means any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Company’s Chief Executive Officer or the Chief Financial Officer, after consultation with the Company’s counsel, (i) would be required to be made in any registration statement in order for it not to contain any Misstatement, (ii) would not be required to be made at such time if the registration statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.
(c)The term “Fidelity” means Fidelity Management & Research Company and any successor or affiliated registered investment advisor to the Fidelity Investors.

(d)The term “Fidelity Investors” means any Investors advised or subadvised by Fidelity or one of its affiliates.
(e)The term “Form F-3” means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits forward inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC, including Form F-3 or Form S-3.
(f)The term “Founders” means Eido Gal and Assaf Feldman.
(g)The term “GA” means General Atlantic RK B.V., and any other Investors advised or sub-advised by General Atlantic LLC or any of its affiliates.
(h)The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.11 hereof.
(i)The term “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Ordinary Shares registered under the Act or the equivalent law of another jurisdiction.
(j)The term “Initiating Holders” means (i) with respect to Section 1.2 hereof, Holders of at least 30% of the Preferred Registrable Securities, and (ii) with respect to Section 1.4 hereof, Holders of at least 15% of the Preferred Registrable Securities; in each case assuming for purposes of such determination the conversion and exercise of all securities convertible or exercisable into Preferred Registrable Securities.
(k)The term “Misstatement” means an untrue statement of a material fact or an omission to state a material fact required to be stated in a registration statement or necessary to make the statements in a registration statement not misleading.
(l)The term “1934 Act” means the U.S. Securities Exchange Act of 1934, as amended.
(m) The term “Ordinary Registrable Securities” means (i) the Ordinary Shares outstanding and held by the Founders as of the date hereof, (ii) 508,025 of the Ordinary Shares outstanding and held by Mr. David Gal as of the date hereof (as adjusted for any Recapitalization Event (as defined in the Company’s Articles of Association, as then in effect) with respect to such shares), (iii) any Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i) and/or (ii) above, (iv) all Ordinary Shares issuable or issued upon conversion of the Company’s class B ordinary shares to be issued immediately prior to the Initial Offering (if created and included in the Company’s Articles of Association, as then in effect), and (v) all Ordinary Shares that may hereafter be purchased by the Founders or any other shareholder who may become parties to this Agreement listed in Schedule A-2 pursuant to their preemptive rights, rights of first offer or otherwise through exercise of warrants outstanding prior to the Initial Offering, in each case prior to the date of the consummation of the Initial Offering, or shares of Ordinary Shares issued on conversion or exercise of other securities so purchased; excluding in all cases, however, any Registrable Securities sold in a transaction in which rights under this Section 1 are not assigned.
(n)The term “Ordinary Shares” means the Company’s ordinary shares or, if created and included in the Company’s Articles of Association, as then in effect, the Company’s class A ordinary shares (the “Class A Shares”).
(o)The term “Preferred Registrable Securities” means (i) the Ordinary Shares issuable or issued upon conversion of either (x) the Preferred Shares of the Company or, (y) if created and included in the Company’s Articles of Association, as then in effect, the Company’s class B ordinary shares that are either held by the Preferred Holders or are hereafter purchased by the Holders, or shares issued on conversion or exercise of other securities so purchased (ii) all Ordinary Shares that Mr. David Gal then holds that he may have in the past purchased (whether for himself or for the benefit of others) under that certain Share Purchase Agreement by and among the Company and the parties listed therein, dated effective as of December 24, 2012 (as amended on February 21, 2013), or hereafter may purchase pursuant to his preemptive rights, rights of first offer or otherwise (other than Ordinary Registrable Securities), (iii) all Ordinary Shares acquired by the Investors pursuant to the Secondary Sale (within the meaning ascribed for such term in the Purchase Agreement), and (iv) any Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution with respect to, or in exchange for, or in replacement of, the shares referenced in (i), (ii) and (iii) above, excluding in all cases, however, any Registrable Securities sold in a transaction in which rights under this Section 1 are not assigned. The number of shares of “Registrable Securities” outstanding shall be determined by the number of Ordinary Shares outstanding and/or issuable pursuant to then exercisable or convertible securities, that are, Registrable Securities.
(p)The term “Preferred Shares” shall mean the Company’s Series A Preferred Shares, the Company's Series B Preferred Shares, the Company's Series C Preferred Shares, the Company’s Series D Preferred Shares and the Company’s Series E Preferred Shares, and the Company’s Series E-1 Preferred Shares.
(q) The term “register”, “registered”, and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.
(r) The term “Registrable Securities” means the Preferred Registrable Securities and the Ordinary Registrable Securities.
(s)The term “SEC” means the Securities and Exchange Commission of the United States of America.

(t)The term “Winslow” means Winslow Growth Capital Fund II, L.P.
1.2.Request for Registration.
(a)Subject to the conditions of this Section 1.2, if the Company shall receive at any time following the expiration or waiver of any underwriter lock-up imposed in connection with the Initial Offering (which the Company agrees shall be no longer than 180 days), a written request from the Initiating Holders that the Company file a registration statement under the Act covering the registration of Registrable Securities (or if the Company shall receive such a request during the Lock-Up and the managing underwriter of the Company's Initial Offering gives its written consent to the Company's compliance with such request), then the Company shall, within twenty (20) days of the receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 1.2, use reasonable best efforts to effect, as soon as practicable, the registration under the Act of all Preferred Registrable Securities that the Holders request to be registered in a written request received by the Company within twenty (20) days of the mailing of the Company’s notice pursuant to this Section 1.2(a).
(b)If the Initiating Holders intend to distribute the Preferred Registrable Securities covered by their request by means of an underwritten public offering or an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal or sale by a broker, placement agent or sales agent, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in Section 1.2(a). In such event the right of any Holder to include its Preferred Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwritten public offering and the inclusion of such Holder’s Preferred Registrable Securities in the underwritten public offering or other arrangement (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. If an underwriting is specified, all Holders proposing to distribute their securities through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). If another form of registered offering is specified, all Holders proposing to participate in such offering shall cooperate with and enter into any documentation recommended by the brokers, sales agents or placement agents and take all actions requested to facilitate the preparation of the offering documentation. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities underwritten or marketed (including Registrable Securities), then the Company shall so advise all Holders of Preferred Registrable Securities that would otherwise be underwritten or marketed pursuant hereto, and the number of shares that may be included in the underwritten public offering shall be allocated to the Holders of such Preferred Registrable Securities on a pro rata basis based on the number of Preferred Registrable Securities held by all such Holders (including the Initiating Holders). Any Preferred Registrable Securities excluded or withdrawn from such underwritten public offering shall be withdrawn from the registration. For purposes of Section 1.2, a registration shall not be counted as "effected" if, as a result of an exercise of the underwriter's cutback provisions in this Section 1.2, fewer than fifty percent (50%) of the total number of Preferred Registrable Securities that Holders have requested to be included in such registration statement are actually included.
(c)The Company shall not be required to effect a registration pursuant to this Section 1.2:
(i)in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, unless the Company is already subject to service in such jurisdiction and except as may be required under the Act;
(ii)after the Company has effected two (2) registrations pursuant to this Section 1.2, and such registrations have been declared or ordered effective;
(iii)if the Initiating Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Preferred Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than five million US Dollars ($5,000,000);
(iv)during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date that is ninety (90) days following the effective date of each Company-initiated registration subject to Section 1.3 below, provided that the Company is actively employing in good faith all best efforts to cause such registration statement to become effective; or
(v)if the Company shall furnish to the Initiating Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the Company’s Chief Executive Officer or Chairman of the Company’s Board of Directors (the “Board”) stating that in the good faith judgment of the Board, (i) it would be seriously detrimental (including as a result of the need to make disclosures) to the Company and its shareholders for such registration statement to be effected at such time (or, if a registration statement has been filed, it would be seriously detrimental to the Company or its shareholders for such registration statement to become effective or remain effective for as long as such registration statement otherwise would be required to remain effective) or (ii) it would require the Company to make an Adverse Disclosure, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders, provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) months period; and provided further that the Company shall not register any securities for its own account or that of any other shareholder during such ninety (90) day period (other than pursuant to a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable

Securities; or a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered); or
1.3.Company Registration.
(a)If (but without any obligation to do so), at any time after the consummation of the Initial Offering, subject to restrictions imposed by the underwriters in connection with the Initial Offering (whether such restrictions terminate by their terms or are waived by the underwriters), the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders, but excluding in the framework of the Initial Offering) any of its shares or other securities under the Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Company share option plan, a registration relating to a corporate reorganization or other transaction listed in Rule 145(a) of the Act or a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after delivery of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of Section 1.3(c), use its reasonable best efforts to cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered (subject, in the case of registering shares or other securities under the Act during the six (6) months after the effective date of the Initial Offering, to the restrictions imposed by the underwriters in connection with the Initial Offering (whether such restrictions terminate by their terms or are waived by the underwriters)).
(b)Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 1.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration, which termination or withdrawal shall not, in itself, impose liability on the Company towards any Holder. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 1.7 hereof.
(c)Underwriting Requirements. In connection with any underwritten public offering of shares of the Company’s share capital, the Company shall not be required under this Section 1.3 to include any of the Holders’ securities in such offering unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters) (which underwriter or underwriters shall be reasonable acceptable to the participating Holders) and enter into an underwriting agreement and such other documents reasonably requested by the underwriter in customary form with an underwriter or underwriters selected by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares (including Registrable Securities) to be underwritten pursuant to this Section 1.3, the number of shares that may be included in the underwriting shall be allocated, (i) first, to the Company, (ii) second, to the

Holders of Preferred Registrable Securities pro-rata, based on the total number of Preferred Registrable Securities then held by the Holders of Preferred Registrable Securities requesting to be included in such registration; provided, however, that the number of Preferred Registrable Securities to be included in such underwriting and registration shall not be below thirty percent (30%) of the total amount of shares in such registration; and (iii) third, to the Holders of Ordinary Registrable Securities pro-rata, based on the total number of Ordinary Registrable Securities then held by the Holders of Ordinary Registrable Securities requesting to be included in such registration. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For purposes of the second preceding sentence, concerning apportionment, for any selling shareholder that is a Holder of Registrable Securities and that is a partnership, limited liability company or corporation, its Permitted Transferee (as such term is defined in the Company's Articles of Association then in effect), the partners, members, retired partners, retired members and shareholders of such Holder, or the estates and family members of any such partners, members and retired partners, retired members and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling Holder” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate amount of Registrable Securities owned by all such related entities and individuals.
1.4.Form F-3 Registration. In case the Company shall receive from the Initiating Holders a written request or requests that the Company effects a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Preferred Registrable Securities owned by such Holder or Holders, the Company shall:
(a)within ten (10) days after receipt of any such request, give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Preferred Registrable Securities; and
(b)use its reasonable best efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Preferred Registrable Securities as are specified in such request, together with all or such portion of the Preferred Registrable Securities of any other Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance and may suspend usage of such registration, pursuant to this Section 1.4:
(i)if Form F-3 is not available for such offering by the Holders;
(ii)if the Holders Preferred Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than three million US Dollars ($3,000,000);

(iii)if the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of the Board, (i) it would be seriously detrimental (including as a result of the need to make disclosures) to the Company and its shareholders for such Form F-3 Registration to be effected or maintained at such time or (ii) it would require the Company to make Adverse Disclosure, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement or suspend its usage for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve (12) months period; and provided further that the Company shall not register any securities for its own account or that of any other shareholder during such ninety (90) day period (other than pursuant to a registration relating to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or a registration in which the only Ordinary Shares being registered are Ordinary Shares issuable upon conversion of debt securities that are also being registered);
(iv)if the Company has, within the twelve (12) months period preceding the date of such request, already effected two (2) registrations on Form F-3 for the Holders pursuant to this Section 1.4; or
(v)in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.
(c)Subject to the foregoing, the Company shall file a registration statement covering the Preferred Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as requests for registration effected pursuant to Section 1.2.
(d)The Holders may use such Form F-3 to dispose of their Registrable Securities on a non-underwritten basis, and may utilize such Form F-3 on an underwritten basis if requested by Initiating Holders; (with any such request being deemed to be a demand pursuant to Section 1.2 and subject to the limits and rules set forth therein).
1.5.Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
(a)prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders holding a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to (i) one hundred and eighty (180) days, (ii) in the event of a Form F-3 registration pursuant to

Section 1.4, for a period of up to three (3) years or, (iii) in either case, if earlier, until the distribution contemplated in the Registration Statement has been completed;
(b)prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement;
(c)furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;
(d)use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;
(e)in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;
(f)notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;
(g)notify each Holder of Registrable Securities covered by such registration statement, promptly after the Company shall receive notice thereof, of the time when such registration statement becomes effective or when any amendment or supplement or any prospectus forming a part of such registration has been filed.
(h) notify each Holder of Registrable Securities covered by such registration statement, promptly of any request by the SEC for the amending of supplementing of such registration statement or prospectus for additional information.
(i)advise each Holder whose Registrable Securities are included in such registration statement promptly after the Company shall receive notice of the issuance of any order by the SEC suspending the effectiveness of such registration statement or amendment thereto or of the initiation or threatening of any proceeding for that purpose.

(j)cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;
(k)provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;
(l)cause senior representatives of the Company to participate in any "road show" or "road shows" reasonably requested by any underwriter of an underwritten offering of Registrable Securities; and
(m)furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Agreement in an underwritten offering, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.
1.6.Information from Holder. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.
1.7.Expenses of Registration. All expenses (other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 1.2, 1.3 and 1.4, which shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered, or if the registration has not been consummated and the Holders must bear its costs in accordance with the terms of this Agreement - proposed to be registered, on their behalf), including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders (appointed by Holders holding a majority of the Preferred Registrable Securities proposed to be registered in such registration) shall be borne by the Company. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 or Section 1.4 if the registration request is subsequently withdrawn at the request of the Holders holding a majority of the Preferred Registrable Securities to be registered

(in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be requested in the withdrawn registration), unless, in the case of a registration requested under Section 1.2, the Holders holding a majority of the Preferred Registrable Securities agree to forfeit their right to one (1) demand registration pursuant to Section 1.2; provided, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2 or 1.4.
1.8.Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.
1.9.Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:
(a)To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members or officers, directors and shareholders of each Holder, legal counsel, accountants and investment advisers for each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the 1934 Act (a “Holder Indemnitee”), against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any disclosure package filed with the SEC, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the Act, the 1934 Act or any state securities laws; and the Company will reimburse each such Holder Indemnitee promptly upon demand for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case to a Holder Indemnitee for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration statement by such Holder Indemnitee.

(b)To the extent permitted by law, each selling Holder participating in a registration hereunder will severally indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, legal counsel and accountants for the Company, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration statement; and each such Holder will reimburse any person intended to be indemnified pursuant to this subsection 1.9(b), for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld), provided that in no event shall any indemnity under this subsection 1.9(b) exceed the net proceeds from the offering received by such Holder.
(c)Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action) involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one (1) separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9 but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.9. No indemnifying party will consent to entry of any judgment or enter into any settlement, which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)If the indemnification provided for in this Section 1.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall, subject to the limitation set forth in this Section 1.9(d), contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. Notwithstanding anything to the contrary contained herein, in no event shall the contribution obligation of any Holder set forth in this Section 1.9(d), when combined with the amounts paid or payable by such Holder pursuant to Section 1.9(b), exceed the net proceeds from the offering received by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.
(e)Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
(f)The obligations of the Company and Holders under this Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.
1.10.Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act (“SEC Rule 144”) and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form F-3, the Company agrees to:
(a)make and keep adequate current public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the Initial Offering;
(b)file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and
(c)furnish to any Holder of Registrable Securities, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Act and the 1934 Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company with the SEC, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.
1.11.Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations and together with the transfer of the Registrable Securities pursuant to the articles of association of the Company) by a Holder of Registrable Securities, provided that such transfer or assignment is made pursuant and in accordance with the terms of the Company’s Articles of Association; provided, further,: (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing, in a form reasonably satisfactory to the Company, to be bound by and subject to the terms and conditions of this Agreement, including without limitation the provisions of Section 1.13 below; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act.
1.12.Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders holding a majority of the Preferred Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the amount of the Registrable Securities of the Holders that are included, or (b) to demand registration of their securities.
1.13."Market Stand-Off" Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the Initial Offering and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred and eighty (180) days) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares held immediately before the effective date of the registration statement for the Initial Offering, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise (the “Lock-Up”). The foregoing provisions of this Section 1.13 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, shall not apply to the sale of any shares acquired in the Initial Offering or in the open market following the Initial Offering and shall only be applicable to the Holders if all officers and directors and greater than one percent (1%) shareholders of the Company enter into or are bound by similar agreements. The underwriters in connection with the Company’s Initial Offering are intended third party beneficiaries of this Section 1.13 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto Without limitation of the previous sentence, each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters which are not inconsistent with the foregoing or which are necessary to give further effect thereto and which, if entered into, will supersede the restrictions under this Section. In the event that the Company or the managing underwriter waives or terminates any of the restrictions contained in this Section 1.13 or in a lock-up agreement with any Holder, officer, director or greater than one-percent (1%) stockholder of the Company (in any such case, the “Released Securities”), the restrictions contained in this Section 1.13 and in any lock-up agreements executed by the Investors shall be waived or terminated, as applicable, to the same extent and with respect to the same percentage of securities of each Investor as the percentage of Released Securities represent with respect to the securities held by the applicable Holder, officer, director or greater than one-percent stockholder.
In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction, including the Founders) until the end of such period.
1.14.Foreign Offerings. The provisions of this Section 1 shall apply, mutatis mutandis, to any registration of securities of the Company outside of the United States.
1.15.Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 (i) after five (5) years following the consummation of the Initial Offering (ii) as to the Ordinary Registrable Securities, such earlier time at which such is able to sell all Ordinary Registrable Securities held by it pursuant to Rule 144 promulgated under the Act within a three (3) months period, and (iii) such date on which there shall be no Registrable Securities outstanding.
2.Covenants of the Company.
2.1.Delivery of Financial Statements. For as long as the Preferred Shares are outstanding, the Company shall deliver to (i) each Investor or any transferee thereof holding at least 1.5% of the fully-diluted share capital of the Company, (ii) each holder of Preferred E Shares (as defined in the Company’s Articles of Association, as then in effect), so long as such holder, together with its Permitted Transferees, collectively hold at least 50% of the Preferred E Shares issuable to such holder pursuant to the Purchase Agreement (as adjusted for any Recapitalization Event with respect to such shares), and (iii) each Fidelity Investor holding any shares of the Company (each, an “Eligible Investor”):
(a)as soon as practicable, but in any event within a hundred and twenty (120) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of shareholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, on consolidated and standalone basis, prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), and audited and certified by independent public accountants of nationally recognized standing selected by the Company, and accompanied by an opinion of such accounting firm which opinion shall state that such balance sheet and income statement and statement of cash flow have been prepared in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year, and present fairly and accurately the financial position of the Company as of their date, and that the audit by such accountants in connection with such financial statements has been made in accordance with GAAP;
(b)as soon as practicable, but in any event within sixty (60) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited but reviewed (by independent public accountants of nationally recognized standing selected by the Company) consolidated and standalone income statement, statement of cash flows for such fiscal quarter and an unaudited but reviewed (by independent public accountants of nationally recognized standing selected by the Company) balance sheet as of the end of such fiscal quarter, and in the case of the first, second and third quarterly periods, for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the figures for the corresponding period of the previous fiscal year, all in reasonable detail and United States dollar-denominated;
(c)as soon as practicable, but in any event at least thirty (30) days prior to the end of each fiscal year, a budget and business plan for the next fiscal year, prepared on a monthly basis, including balance sheets, income statements and statements of cash flows for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company; and
(d)such other information relating to the financial condition, business, prospects or corporate affairs of the Company as the Eligible Investor may from time to time reasonably request, provided, however, that the Company shall not be obligated under this subsection (d) to provide information that it deems in good faith to be a trade secret or similar confidential information of the Company or any affiliate thereof, unless a customary confidentiality undertaking is signed.
2.2.Inspection. The Company shall permit each Eligible Investor or, subject to customary confidentiality restrictions and undertakings, its authorized representatives, at the Eligible Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers and independent accountants, during normal business hours following reasonable notice and as often as may be reasonably requested by the Eligible Investor.
2.3.Termination of Information and Inspection Covenants. The covenants set forth in Sections 2.1 and 2.2 shall terminate and be of no further force or effect upon the closing of the Initial Offering or when the Company first becomes subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the 1934 Act, whichever event shall occur first.
2.4.Reserved.
2.5.Sections 2.1 and 2.2 shall not be in limitation of any rights which the Eligible Investor or the directors designated by such, if any, may have otherwise under applicable law.
3.Confidentiality. Each Founder and Investor agrees that he/she/it will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3 by a Founder or Investor), (b) is or has been independently developed or conceived by the Founder or Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Founder or Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that a Founder or Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company or the enforcement of any of its rights as a shareholder of the Company under applicable law or any agreement between such shareholder or the Company (including any of its rights under this Agreement and the Company's Articles of Association, as in effect from time to time); (ii) to any prospective purchaser of any Registrable Securities from such Founder and/or Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3; (iii) to any existing or prospective affiliate, partner, member, shareholder, or wholly owned subsidiary of such Founder and/or Investor in the ordinary course of business, provided that such information regarding the nature and progress of the Company's business shall not contain technical or other similar confidential information, and provided further that such Founder or Investor informs such person that such information is confidential and directs such person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Founder and/or Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. Notwithstanding the foregoing, a Fidelity Investor, GA and Winslow may each identify the Company and the value of such Investor’s respective security holdings in the Company in accordance with applicable investment reporting and disclosure regulations or respective internal policies and respond to examinations, demands, requests or reporting requirements of a regulatory authority without prior notice to or consent from the Company.

4.United States Tax Information. The Company shall:
4.1.engage a nationally recognized independent public accounting firm associated with one of the “Big Four” accounting firms (the “Accounting Firm”) to, as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, examine whether the Company or any entity in which the Company has direct or indirect equity interest (a “Group Member”) is a “passive foreign investment company” (a “PFIC”) or a “controlled foreign corporation” (a “CFC”), in each case for U.S. federal income tax purposes, for such fiscal year; it is hereby acknowledged that such analysis may not necessarily be based on audited financial statements;
4.2.immediately notify the Investors if, as a result of the analysis of the Accounting Firm, the Company or any Group Member becomes aware of any change in the PFIC or CFC status of the Company or any Group Member for any fiscal year; and
4.3.if it is determined that the Company or any Group Member is a PFIC or CFC for any fiscal year, then the Company shall provide to each Investor as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company or applicable Group Member, such information (which may not necessarily be based on audited financial statements), prepared in consultation with the Accounting Firm, as such Investor may reasonably require in order to comply with such Investor’s U.S. federal income tax reporting and any related requirements, including timely filing and maintaining any tax elections necessary to reduce taxes due and maintaining financial information prepared in accordance with U.S. generally accepted accounting principles.
5.Reserved.
6.Miscellaneous.
6.1.Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
6.2.Governing Law; Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Israel as applied to agreements among Israeli residents entered into and to be performed entirely within the State of Israel. Any dispute arising under or in relation to this Agreement shall be resolved by the competent court in Tel Aviv –Yafo, Israel, and each of the parties hereby submits exclusively and irrevocably to the jurisdiction of such court.

6.3.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
6.4.Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
6.5.Notices. Any notice required or permitted by any provision of this Agreement shall be given in writing and shall be delivered personally, by courier, by facsimile, by electronic mail or by registered or certified mail, postage prepaid, addressed (i) in the case of the Company, to its principal office; (ii) in the case of any Founder or any Investor at the address of the Founder or Investor as set forth on Schedule A or Schedule B hereto, respectively, or at such other address for the Founder or Investor as shall be designated in writing from time to time by such Founder or Investor with a copy (which shall not constitute a notice), in relation to a notice to the Company and/or any of the Founders, to Meitar } Law Offices, at 16 Abba Hillel Rd., Ramat Gan, Israel, Att: Adv. Alon Sahar and Adv. Assaf Nave, Fax No. 972-3-6103111, Email: asahar@meitar.com and assafn@meitar.com, and (iii) in the case of any permitted transferee of a party to this Agreement or its transferee, to such transferee at its address as designated in writing by such transferee to the Company from time to time. Notices that are mailed shall be deemed received five (5) days after deposit in the mail. Notices sent by courier or overnight delivery shall be deemed received two (2) days after they have been so sent. Notices sent by facsimile shall be deemed received on the day of written confirmation of receipt of such facsimile. Notices sent by electronic mail shall be deemed received upon confirmation of receipt of such electronic mail message.
6.6.Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
6.7.Entire Agreement; Amendments and Waivers. This Agreement (including the schedules hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of a majority of the Preferred Registrable Securities, provided, however, that no such waiver or amendment shall be made without the consent of Holders holding a majority of the Ordinary Registrable Securities if such waiver or amendment adversely affects the rights of the Holders of Ordinary Registrable Securities compared to other Holders hereunder; further provided that any amendment or waiver of the terms of this Agreement pursuant to which the rights or preferences of any specific Holder or group of Holders are adversely altered by the amendment in a manner which is disproportional to the manner in which it affects all other Holders, shall require approval by the Holder(s) who collectively hold a majority of the Registrable Securities held by such specific Holder or group of

Holders, as applicable; and further provided that any amendment or waiver of the provisions of Section 5 shall also require the written consent of the Investors' Majority (as defined in the Purchase Agreement); it being clarified that an amendment or waiver that by its terms is applied to all classes of shares but has a different or disproportionate economic effect on different classes of shares, or a different or disproportionate effect on different shareholders due to the number of shares held by them, shall, notwithstanding the different or disproportionate effect, be still considered as not having a different or disproportional effect on any specific Holder or group of Holders; and further provided that Section 1.13 shall not be modified, supplemented, amended or waived, in whole or in part, in a manner that adversely affects the Fidelity Investors, without the prior written consent of the Fidelity Investors holding a majority of the Registrable Securities held by all Fidelity Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon the Investors, the Founders, their future transferees and the Company.
6.8.Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
6.9.Aggregation of Shares. All shares of Registrable Securities held or acquired by affiliated entities or persons (which shall include also entities that are Permitted Transferees of each other, within the meaning of Article 1.30 of the Company’s Articles of Association, as in effect from time to time) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
6.10.Additional Parties. Notwithstanding anything to the contrary contained herein, the parties hereto agree that additional parties may be added as parties to this Agreement, only if such additional parties are first approved (in writing) by the Board. Any such additional party shall execute a counterpart of this Agreement, substantially in the form attached hereto as Exhibit 6.10, and upon execution by such additional party and by the Company, shall be considered a Holder for purposes of this Agreement, will be listed on Schedule C hereto and all terms and conditions of this Agreement shall apply to such additional party. The parties agree that the schedules hereto shall be updated automatically by the Company without any formal amendment to reflect the addition of any such additional party so long as such additional Holder has agreed in writing to be bound by all of the obligations as a “Holder” hereunder.

[Signature Pages Follow]

    IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

COMPANY:

RISKIFIED LTD.

By:	/s/ Eido Gal
Name:	Eido Gal
Title:	CEO

FOUNDERS:

/s/ Eido Gal
EIDO GAL

/s/ Assaf Feldman
ASSAF FELDMAN

[Riskified Ltd./ Signature Page to
Amended & Restated Investors’ Rights Agreement / July 2021]

    IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

GENESIS PARTNERS IV, L.P,		/s/ David Gal
DAVID GAL
By: its general partner:

Genesis Partners IV Management

By:	/s/ Eyal Kishon
Name:	Eyal Kishon
Title:	Managing Member

FOUNDER COLLECTIVE, LP		FOUNDER COLLECTIVE ENTREPRENEURS’ FUND, LLC
By: Founder Collective GP, LLC, its General		By: Founder Collective GP, LLC, its Managing
Partner		Partner

By:	/s/ David Frankel	By:	/s/ David Frankel
Name:	David Frankel	Name:	David Frankel
Title:	Managing Member	Title:	Managing Member

/s/ Aviad Eyal
AVIAD EYAL
ADAMERE LIMITED:

	By:	/s/ Dawn Harris
	Name:	Dawn Harris
	Title:	Director, for and on behalf of Amber

[Riskified Ltd./ Signature Page to
Amended & Restated Investors’ Rights Agreement / July 2021]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

FORMATION8 PARTNERS FUND I, L.P: By:Formation8 GP, LLC, its General Partner		LGV, L.P. acting by its General Partner LGV GP
Limited by its Corporate Director Adelphi
Limited:
By:	/s/ Joe Lonsdale
Name:	Joe Lonsdale	By:	/s/ Eido Gal
Title:	Managing Member	Name:	Eido Gal, as proxy

FORMATION8 PARTNERS FUND I, L.P: By:Formation8 GP, LLC, its General Partner		LGV, L.P. acting by its General Partner LGV GP
Limited by its Corporate Director Adelphi
Limited:

		By:	/s/ Raoul Stein
By:	/s/ Eido Gal	Name:	Raoul Stein
Name:	Eido Gal, as proxy	Title:	General Partner

QUMRA CAPITAL I, L.P.		QUMRA CAPITAL CONTINUATION FUND
I, L.P.

By:	Qumra Capital GP I, L.P., its general partner
By:	Qumra Capital Israel I Ltd., its general partner	By:	Qumra Capital GP I, L.P., its general partner
		By:	Qumra Capital Israel I Ltd., its general partner
By:	/s/ Erez Shachar
Name:	Erez Shachar	By:	/s/ Erez Shachar
Title:	Managing Partner	Name:	Erez Shachar
		Title:	Managing Partner

[Riskified Ltd./ Signature Page to
Amended & Restated Investors’ Rights Agreement / July 2021]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

THE PHOENIX INSURANCE COMPANY LTD.		THE PHOENIX EXCELLENCE PENSION AND PROVIDENT FUND LTD/

By:	/s/ Elad Givoni, /s/ Haggai Schreiber	By:	/s/ Elad Givoni, /s/ Haggai Schreiber
Name:	Elad Givoni, Haggai Schreiber	Name:	Elad Givoni, Haggai Schreiber
Title:	Head Of PE, CIO	Title:	Head Of PE, CIO

Pitango Growth Fund I, L.P.		Pitango Growth Principals Fund I, L.P.

By:	Pitango G.E. Fund I, L.P.,	By:	Pitango G.E. Fund I, L.P.,
	its general partner		its general partner

By:	Pitango VGP 2016, Ltd.,	By:	Pitango VGP 2016, Ltd.,
	its general partner		its general partner

By:	/s/ Aaron Mankovski	By:	/s/ Zeev Binman	By:	/s/ Aaron Mankovski	By:	/s/ Zeev Binman
Name:	Aaron Mankovski	Name:	Zeev Binman	Name:	Aaron Mankovski	Name:	Zeev Binman
Title:		Title:		Title:		Title:

[Riskified Ltd./ Signature Page to
Amended & Restated Investors’ Rights Agreement / July 2021]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

G.P.R S.P.V 2				OAKSTONE VENTURES, INC.

	By:	/s/ Eyal Kishon	By:	/s/ Eido Gal
	Name:	Eyal Kishon	Name:	Eido Gal, as proxy
Title:

C4 Ventures I SCSp				Le Peigné SA

	By:	/s/ Eido Gal	By:	/s/ Eido Gal
	Name:	Eido Gal, as proxy	Name:	Eido Gal, as proxy
Title:

KREOS CAPITAL EQUITY OPPORTUNITIES
L.P.

	By:	/s/ Eido Gal
	Name:	Eido Gal, as proxy

[Riskified Ltd./ Signature Page to
Amended & Restated Investors’ Rights Agreement / July 2021]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

DR. MEIR BAREL			NTT Investment Partners Fund II, L.P

By:	/s/ Eido Gal	By:	/s/ Eido Gal
Name:	Eido Gal, as proxy	Name:	Eido Gal, as proxy

YUVAL TAL		GENERAL ATLANTIC RK B.V.
By:	/s/ Eido Gal
Name:	Eido Gal, as proxy	By:	/s/ Ingrid van der Hoorn	By:	/s/ Rik van Velzen
		Name:	Ingrid van der Hoorn	Name:	Rik van Velzen
		Title:	Director A	Title:	Director B

Winslow Growth Capital Fund II, L.P		QUMRA CAPITAL I, L.P., (FOR QUMRA-UNION JOINT
By:	Winslow Growth Capital GP II, LLC	INVESTMENT 2019, LIMITED PARTNERSHIP – A FUND IN
Its:	General Partner	INCORPORATION)
By:	Winslow Capital Management, LLC
Its:	Manager	By:	/s/ Erez Shachar
		Name:	Erez Shachar
		Title:	Managing Partner

By:	/s/ Jeff Wieneke
Name:	Jeff Wieneke
Title:	Managing Director

GL-OP-1, L.P.
	By:	/s/ Aviad Eyal
	Name:	Aviad Eyal
	Title:	manager of GL-OP-1, LLC which is
the general partner of GL-OP-1, L.P.

[Riskified Ltd./ Signature Page to
Amended & Restated Investors’ Rights Agreement / July 2021]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.
INVESTORS:

Sundance NYC Holdings LLC

By:	/s/ Assaf Feldman
Name:	Assaf Feldman
Title:

[Riskified Ltd./ Signature Page to
Amended & Restated Investors’ Rights Agreement / July 2021]

SCHEDULE A
FOUNDERS

Name	Address
Eido Gal	### #### ######, ### #### ########, ## #####
Assaf Feldman	## ########## ###### ### ####, ## #####

Exhibit 6.10

COUNTERPART SIGNATURE PAGE
TO
INVESTORS’ RIGHTS AGREEMENT
This Counterpart Signature Page is executed and delivered as of [●], 2021 in respect of that certain Amended Investors’ Rights Agreement dated as of [●], 2021, by and among Riskified Ltd. (the “Company”), the Founders and the Investors, as such terms are defined therein (the “Amended Investors’ Rights Agreement”).
Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Amended Investors' Rights Agreement.

Name of Investor:

Address:
Upon execution and delivery of this Counterpart Signature Page by the Company and the Investor, the undersigned Investor shall become a party to the Amended Investors’ Rights Agreement and agrees to be subject to all the rights and obligations of a “Holder” under the Amended Investors’ Rights Agreement.
IN WITNESS WHEREOF the parties have signed this Counterpart Signature Page to the Amended Investors’ Rights Agreement as of the date first hereinabove set forth.

Company:	Investor:

Riskified Ltd.	[Name of Investor]

Name:	Name:
Title:	Title:
[Riskified Ltd./ Signature Page to
Amended & Restated Investors’ Rights Agreement / July 2021]